Exhibit 10.11

AGREEMENT AND PLAN OF MERGER

By and Among

MOLECULIN BIOTECH, INC.

and

MOLECULIN, LLC

dated as of

____________, 2016

Table of Contents

ARTICLE I DEFINITIONS		1

1.01.	Definitions	1
1.02.	Rules of Construction	1

ARTICLE II THE MERGER		1

2.01.	The Merger	1
2.02.	Closing; Closing Date; Effective Time	2
2.03.	Effect of the Merger	2
2.04.	Certificate of Incorporation; Bylaws	2
2.05.	Directors and Officers	2

ARTICLE III CONVERSION OF SECURITIES		2

3.01.	Merger Consideration; Conversion and Cancellation of Securities	2
3.02.	Issuance of Certificates for MBI Common Stock	3
3.03.	No Appraisal Rights for Dissenting Company Unitholders	4
3.04.	Contingent Royalty Payments to Company Unitholders	4

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		5

4.01.	Organization and Standing	5
4.02.	Articles of Organization and LLC Agreement	5
4.03.	Corporate Power	6
4.04.	Capitalization	6
4.05.	Authorization	6
4.06.	No Conflict; Required Filings and Consents	7
4.07.	Financial Statements	7
4.08.	Absence of Changes	7
4.09.	Liabilities	8
4.10.	Title to Properties and Assets; Liens	8
4.11.	Patents and Other Intangible Assets	9
4.12.	Litigation	9
4.13.	Employees	9
4.14.	Certain Transactions	10
4.15.	Material Contracts and Obligations	10
4.16.	Private Placements	10
4.17.	Brokers or Finders; Other Offers	10
4.18.	Tax Return and Payments	11
4.19.	Environmental and Safety Laws	11
4.20.	Compliance with Laws; Permits	12

ARTICLE V REPRESENTATIONS AND WARRANTIES OF MBI		12

5.01.	Organization and Standing	12

i

5.02.	Charter and Bylaws	12
5.03.	Corporate Power	12
5.04.	Capitalization	12
5.05.	Authorization	13
5.06.	No Conflict; Required Filings and Consents	13
5.07.	Financial Statements	14
5.08.	Title to Properties and Assets; Liens	14
5.09.	Patents and Other Intangible Assets	14
5.10.	Litigation	15
5.11.	Employees	15
5.12.	Certain Transactions	15
5.13.	Private Placement	15
5.14.	Brokers or Finders; Other Offers	16
5.15.	Environmental and Safety Laws	16
5.16.	Compliance with Laws; Permits	16
5.17.	Specific Tax Representations	16

ARTICLE VI COVENANTS		17

6.01.	Affirmative Covenants of MBI and the Company	17
6.02.	Negative Covenants of the Company	17
6.03.	Negative Covenants of MBI	19
6.04.	No Solicitation	20
6.05.	Notices of Certain Events; Consultation	22
6.06.	Access and Information	22

ARTICLE VII ADDITIONAL AGREEMENTS		23

7.01.	Meetings of Stockholders	23
7.02.	Appropriate Action; Consents; Filings	24
7.03.	Tax Treatment	26
7.04.	Public Announcements	26
7.05.	Employees	26
7.06.	Indemnification	26

ARTICLE VIII CONDITIONS		27

8.01.	Conditions to Obligations of Each Party	27
8.02.	Additional Conditions to Obligations of MBI	27
8.03.	Additional Conditions to Obligations of the Company	28

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		29

9.01.	Termination	29
9.02.	Effect of Termination	30
9.03.	Amendment	30
9.04.	Waiver	31
9.05.	Fees, Expenses and Other Payments	31

ii

ARTICLE X GENERAL PROVISIONS		31

10.01.	Effectiveness of Representations, Warranties and Agreements	31
10.02.	Notices	31
10.03.	Headings	32
10.04.	Severability	32
10.05.	Entire Agreement	33
10.06.	Assignment	33
10.07.	Parties in Interest	33
10.08.	Specific Performance	33
10.09.	Failure or Indulgence Not Waiver; Remedies Cumulative	33
10.10.	Governing Law; Consent Jurisdiction; Venue	33
10.11.	Waiver of Trial by Jury	34
10.12.	Counterparts	34

Exhibit A	Definitions

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of __________, 2016 (this “Agreement”), is by and among MOLECULIN BIOTECH, INC., a Delaware corporation (“MBI”), and MOLECULIN LLC, a Texas limited liability company (the “Company”).

WHEREAS, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law and Texas Law, will merge with and into MBI (the “Merger”);

WHEREAS, the respective boards of directors of MBI and the Company have determined that the Merger is fair to, and in the best interests of, it and its stockholders and have approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a corporate organization transaction under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01.         Definitions. Certain capitalized and other terms used in this Agreement are defined in Exhibit A hereto and are used herein with the meanings ascribed to them therein.

1.02.         Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (a) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (b) “or” is not exclusive; (c) “including” means “including, without limitation;” (d) words in the plural include the singular; (e) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; and (f) the terms “Article” or “Section” refer to the specified Article of Section of this Agreement.

ARTICLE II

THE MERGER

2.01.         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law and Texas Law, at the Effective Time (as defined in Section 2.02 of this Agreement), the Company shall be merged with and into MBI (the “Merger”) pursuant to the Plan, whereby the separate corporate existence of the Company shall cease and MBI shall continue as the surviving corporation (the “Surviving Corporation”). The name of the Surviving Corporation shall be “Moleculin Biotech, Inc.”

2.02.         Closing; Closing Date; Effective Time. The consummation of the Merger and the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seyfarth Shaw LLP, 700 Milam, Suite 1400, Houston, Texas 77002 as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, or at such other date, time and place as MBI and the Company may agree in writing (the date of the Closing being the “Closing Date”). As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing (i) a Certificate of Merger with the Secretary of State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of, Delaware Law and (ii) a Certificate of Merger with the Secretary of State of Texas, in such form as required by, and executed in accordance with, the relevant provisions of, Texas Law (the time of such filings being the “Effective Time”).

2.03.         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Texas Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall continue with, or vest in, as the case may be, the Surviving Corporation, and all debts, liabilities and duties of the Company shall continue to be, or become, as the case may be, the debts, liabilities and duties of the Surviving Corporation.

2.04.         Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Formation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation, in each case, as in effect immediately prior to the Effective Time and shall thereafter continue to be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation until amended as provided therein and pursuant to Delaware Law.

2.05.         Directors and Officers. The directors and officers of MBI immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their resignation or removal.

ARTICLE III

CONVERSION OF SECURITIES

3.01.         Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of MBI, the Company or their respective stockholders:

(a)          Subject to Section 3.01(c), each Series A Preferred Unit of the Company issued and outstanding immediately prior to the Effective Time shall be converted into 0.0470844 shares of Common Stock of the Surviving Corporation (“MBI Common Stock”); provided, however, that in no event shall the aggregate number of shares of MBI Common Stock issued for the aggregate number of issued and outstanding Series A Preferred Units exceed 930,000.

(b)          Subject to Section 3.01(c), each Common Unit of the Company issued and outstanding immediately prior to the Effective Time shall be converted into 0.0175466 shares of MBI Common Stock; provided, however, that in no event shall the aggregate number of shares of MBI Common Stock issued for the aggregate number of issued and outstanding Common Units exceed 70,000.

(c)          Each Series A Preferred Unit or Common Unit of the Company held in the treasury of the Company or owned, directly or indirectly, by MBI immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof, and no other securities of the Surviving Corporation shall be issuable, and no payment shall be made, with respect thereto.

(d)          All Series A Preferred Units and Common Units of the Company (collectively, the “Converted Securities”) converted pursuant to Sections 3.01(a) and (b) shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of Converted Securities shall cease to have any rights with respect thereto except the right to receive, shares of MBI Common Stock in accordance with Sections 3.01(a) or (b), as applicable, or cash in lieu of fractional shares to be paid in accordance with Section 3.02(c), or contingent royalty payments in accordance with Section 3.04. Such shares of MBI Common Stock are referred to herein as the “Merger Shares” and such Merger Shares, together with the cash payable pursuant to Section 3.02(c) or the contingent royalty payments pursuant to Section 3.04, are referred to herein as the “Merger Consideration”

(e)          The shares of MBI Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

(f)          As of the Effective Time, the stock transfer books of the Company shall be deemed closed, and no transfer of shares of Common Units or Series A Preferred Units that were outstanding immediately prior to the Effective Time shall thereafter be made or consummated.

3.02.         Issuance of Certificates for MBI Common Stock.

(a)          As soon as practicable after the Effective Time, each holder of a Converted Security shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of MBI Common Stock that such holder has a right to receive in accordance with Section 3.01(a) or (b), as the case may be (or at MBI’s discretion a book-entry confirmation of such MBI Common Stock ownership), and a cash payment in lieu of fractional shares of MBI Common Stock, if any, in accordance with Section 3.02(c).

(b)          All shares of MBI Common Stock issued in accordance with the terms hereof, including any cash paid in accordance with Section 3.02(c), shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Converted Securities.

(c)          No fraction of a share of MBI Common Stock will be issued as a result of the Merger. In lieu of any such fractional shares that otherwise would have been issued in the Merger, MBI will pay each applicable holder an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (a) the offering price per share of MBI Common Stock offered and sold in its initial public offering of securities pursuant to the Act (as defined below) (the “IPO Offering Price”) by (b) the fractional interest of a share of MBI Common Stock to which such holder would otherwise be entitled (after taking into account all Converted Securities held of record by such holder at the Effective Time).

(d)          MBI shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Securities such amounts as MBI (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by MBI, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Securities in respect of which such deduction and withholding was made by MBI (or any affiliate thereof).

(e)          The certificates evidencing shares of MBI Common Stock (or at MBI’s discretion the book-entry confirmation of such MBI Common Stock ownership) delivered pursuant to this Section 3.02 will bear a legend substantially in the form set forth below and containing such other information as MBI may deem necessary or appropriate:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

3.03.         No Appraisal Rights for Dissenting Company Unitholders. Under applicable Texas law and the LLC Agreement, there are no appraisal rights for any Company Unitholders who dissent from the Merger.

3.04.         Contingent Royalty Payments to Company Unitholders.

(a)          As additional consideration payable to the Company Unitholders under the Merger, if drugs for dermatology indications are successfully developed by MBI (or any successor entity) using any of the Existing IP Assets (as hereinafter defined) during the term of the License Agreements (as hereinafter defined), the Company Unitholders, in the aggregate, shall be entitled to receive a 2.5% royalty on the net revenues, as defined in the License Agreements (as herein defined), generated by such drugs. Any net revenues would include a deduction for license fees or royalty obligations payable to MD Anderson for such Existing IP Assets. For the purposes of this Section 3.04, “Existing IP Assets” shall mean all intellectual property licensed from MD Anderson under the Patent and Technology License Agreement entered into by and between IntertechBio Corporation and MD Anderson dated April 2, 2012, as amended, and the Patent and Technology License Agreement dated June 21, 2010, as amended, between MD Anderson and the Company (collectively, the “License Agreements”). Any contingent royalty payments to the Company Unitholders under this Section 3.04 shall be made pro rata based on the number of shares of MBI Common Stock received in the Merger by each Company Unitholder to the aggregate number of shares of MBI Common Stock received by all Company Unitholders.

(b)          The right to receive the contingent royalty payments in Section 3.04(a) above are for drugs developed only for dermatology indications, and do not include drugs developed for any other indications. MBI has no obligations of any nature to pursue the development of any drugs for dermatology indications and MBI has advised the Company that it does not intend to devote any resources to such development. The Company acknowledges that (i) the contingent royalty payments in Section 3.04(a) above are unlikely to occur, contingent and speculative, (ii) there is no assurance that the Unitholders will ever receive any payments under Section 3.04(a), and (iii) MBI has not promised or projected any contingent royalty payments under Section 3.04(a).

(c)          MBI shall be entitled to deal exclusively with the Unitholder Representative on all matters relating to this Section 3.04 and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Unitholder by the Unitholder Representative, and on any other action taken or purported to be taken on behalf of any Company Unitholders by the Unitholder Representative, as being fully binding upon such Person. Notices or communications to or from the Unitholder Representative shall constitute notice to or from each of the Company Unitholders for the purposes of this Section 3.04. For the purposes of this Section 3.04, the Unitholder Representative shall mean the Person appointed pursuant to Section 7 of the Consent, Waiver and Investment Agreement executed by the Company Unitholders to approve the Merger, who shall initially be Michael Clinard.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to MBI that:

4.01.         Organization and Standing. The Company is a limited liability company duly organized and existing under, and by virtue of, the laws of the State of Texas and is in good standing under such laws. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Company Material Adverse Effect.

4.02.         Articles of Organization and LLC Agreement. The Company has heretofore made available to MBI a complete and correct copy of the Certificate of Formation and the Amended and Restated Company Agreement, as amended to date, of the Company (the “Company LLC Agreement”). The Company is not in violation in any material respect of any of the provisions of its Certificate of Formation or the Company LLC Agreement.

4.03.         Corporate Power. The Company has, and will have at the Closing Date, all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.04.         Capitalization.

(a)          The issued and outstanding Units of the Company on the date hereof are (i) 19,766,861 Series A Preferred Units and (ii) 3,989,374 Common Units. No Profits Units are issued and outstanding.

(b)          Except as described in Section 4.04(a), as of the date of this Agreement, no equity securities of the Company are issued or outstanding or reserved for any purpose. Each of the outstanding equity interests in the Company is duly authorized, validly issued, and fully paid and nonassessable, and has not been, or will not be, issued in violation of (nor are any of the equity interests in the Company subject to) any preemptive or similar rights created by statute, the Certificate of Formation or Company LLC Agreement of the Company, or any agreement to which the Company is a party or bound.

(c)          Except as set forth in Section 4.04(a), there are no outstanding securities, options, warrants or other rights (including registration rights), agreements or commitments of any character to which the Company is a party relating to the issued or unissued equity interests of the Company or obligating the Company to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any equity interests of the Company, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any equity interests of the Company; or (ii) dispose of any equity interest in the Company. The Company (x) directly or indirectly does not own, (y) has not agreed to purchase or otherwise acquire or (z) does not hold any interest convertible into or exchangeable or exercisable for, the capital stock or other equity interests of any Person. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any equity interests of the Company. Except as set forth in Section 4.04(c) of the Company Disclosure Letter, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Unitholders of the Company may vote.

(d)          Section 4.04(d) of the Company Disclosure Letter sets forth a true and complete list of all Company Unitholders and the number of Series A Preferred Units and Common Units owned of record by such Company Unitholders.

4.05.         Authorization. All corporate action on the part of the Company, its directors and Unitholders necessary for the authorization, execution, delivery and performance of this Agreement and the performance of all of the Company’s obligations hereunder has been taken or will be taken prior to the Closing Date. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equitable principles and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.06.         No Conflict; Required Filings and Consents.

(a)          Assuming that the Approvals, filings and notifications described in Section 4.06(b) have been obtained or made, as the case may be, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the Certificate of Formation or the Company LLC Agreement, in each case as amended or restated, of the Company, (ii) conflict with or violate any Laws applicable to the Company or by which any of its assets or properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by or to which the Company or any of its assets or properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not reasonably be expected to have a Company Material Adverse Effect.

(b)          The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, require the Company to obtain any Approvals of or from, or to make any filing with or notification to, any Governmental Entity or third Person, except (i) as disclosed in Section 4.06(b) of the Company Disclosure Letter, (ii) for the filing and recordation of appropriate merger documents as required by Delaware Law and Texas Law, and (iii) where the failure to obtain such Approvals, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

4.07.         Financial Statements. The Company has delivered to MBI its audited balance sheet as of the years ended December 31, 2013 and 2014 and its reviewed balance sheet as of September 30, 2015 and its statements of operations for the period from January 1, 2013 and 2014 through December 31, 2013 and 2014 and for the period from January 1, 2015 through September 30, 2015 (the “Company Financial Statements”). The Company Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Company Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and during the periods, indicated therein.

4.08.         Absence of Changes. Since September 30, 2015, except as described in Section 4.08 of the Company Disclosure Letter and this Agreement:

(a)          the Company has not entered into any transaction which was not in the ordinary course of business;

(b)          there has been no event or occurrence that would have a Company Material Adverse Effect;

(c)          there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) materially adversely affecting the business or operations of the Company;

(d)          the Company has not declared, set aside or paid any dividend or made any distribution on its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock;

(e)          the Company has not increased the compensation of any of its officers, directors or agents, or the rate of pay of its employees as a group;

(f)          there has been no resignation or termination of employment of any key officer or employee of the Company, the Company does not have a present intention to terminate the employment of any of the foregoing, and the Company has no Knowledge of the impending resignation or termination of employment of any such officer or employee;

(g)          there has been no labor dispute involving the Company or its employees and none is pending or, to the Company’s Knowledge, threatened;

(h)          there has not been any change in the contingent obligations of the Company, by way of guaranty, endorsement, indemnity, warranty or otherwise;

(i)          there have not been any loans, advances or guarantees made by the Company to any of its employees, officers or directors; and

(j)          to the Company’s Knowledge, there has been no other event or condition of any character pertaining to and materially adversely affecting the assets or business of the Company.

4.09.         Liabilities. The Company has no liabilities or obligations, absolute or contingent (individually or in the aggregate), except (i) the liabilities and obligations set forth in the Company Financial Statements, (ii) liabilities and obligations which have been incurred subsequent to September 30, 2015 in the ordinary course of business which have not been in the aggregate, materially adverse, (iii) liabilities and obligations under the lease for its principal lab, and (iv) liabilities and obligations under licensing, sales, procurement and other contracts and arrangements entered into in the normal course of business.

4.10.         Title to Properties and Assets; Liens. The Company owns its properties and assets, free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such properties or assets. With respect to the properties and assets it leases, the Company, and to the Company’s Knowledge, the counterparty is in compliance with such leases and the Company holds a valid leasehold interest free of any liens, claims or encumbrances. The Company does not own any real property.

4.11.         Patents and Other Intangible Assets.

(a)          The Company owns or has the right or license to use all patents, trademarks, service marks, service names, trade names, trade secrets and copyrights used in the conduct of its business as now conducted, free and clear of all claims, mortgages, liens, loans, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such intellectual property rights. All of the patents, trademarks, service marks and copyrights that the Company owns or has the right or license to use are listed or described in Section 4.11 of the Company Disclosure Letter.

(b)          The Company has no actual knowledge, without any investigation, that the Company is infringing upon or misappropriating any valid intellectual property rights of any Person (including without limitation, former employers of all current and former employees, consultants, officers, directors and stockholders of the Company), including the right to the name Moleculin, and its web site address www.moleculin.com. Without any special investigation for purposes of this Agreement, the Company, in its reasoned judgment, has determined that making, using or selling any products or methods set forth in Section 4.11 of the Company Disclosure Letter will not constitute an infringement or misappropriation by the Company of the kind described in the preceding sentence.

(c)          Except as set forth in Section 4.11 of the Company Disclosure Letter, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intellectual property right, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(d)          The License Agreement dated June 21, 2010, as amended to date, between the Company and M.D. Anderson, is in full force and effect, and no default or event which with the lapse of time or the giving of notice would constitute a default, exists thereunder.

4.12.         Litigation. There are no actions, suits, proceedings or investigations pending or, to the Company’s Knowledge, threatened against the Company or its properties before any Governmental Entity. The Company is not subject to any continuing order, writ, injunction, consent decree or settlement agreement of, or similar written agreement with, or, to the Company’s Knowledge, continuing investigation by, any Court or Governmental Entity.

4.13.         Employees. To the Company’s Knowledge, no employee of the Company is in violation of any term of any employment contract, intellectual property disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company. The Company is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any plan subject to Title IV of ERISA or any other plan to which the Company is required to contribute on behalf of its employees.

4.14.         Certain Transactions. Except as set forth in Section 4.14 of the Company Disclosure Statement, the Company is not indebted, directly or indirectly, to any of its officers, directors or stockholders or to their respective spouses or children, in any amount whatsoever; none of said officers, directors or, to the Company’s Knowledge, stockholders, or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm, corporation or entity with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors and/or stockholders of the Company may own less than 1% of the stock of publicly traded companies which may compete with the Company. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

4.15.         Material Contracts and Obligations. Included in Section 4.15 of the Company Disclosure Letter is a list of all agreements, contracts, indebtedness, liabilities and other obligations to which the Company is a party or by which it is bound that are material to the conduct and operations of its business and properties, specifically including those which provide for payments in any fiscal year to or by the Company in excess of $10,000, which obligate the Company to share, license or develop any product or technology, which purports to restrict or limit the ability of the Company from freely engaging in any line of business anywhere in the world or competing with any other Person, which provides for any joint venture or partnership involving the Company, or which involve transactions or proposed transactions between the Company and its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such liabilities and other obligations have been made available for inspection by MBI and its counsel. All of such agreements and contracts are valid, binding obligations of the Company and are in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts. The Company has no Knowledge of any breach or anticipated breach by any other parties to any contract, agreement or instrument included in Section 4.15 of the Company Disclosure Letter.

4.16.         Private Placements. All securities issued by the Company prior to the date hereof have been issued in transactions exempt from registration under the Securities Act and all applicable state securities or “blue sky” Laws, and the Company has not violated the Securities Act or any applicable state securities or “blue sky” Laws in connection with the issuance of any such securities.

4.17.         Brokers or Finders; Other Offers. Except as set forth in Section 4.17 of the Company Disclosure Statement, the Company has not incurred and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

4.18.         Tax Return and Payments.

(a)          (i) All tax returns and reports of or with respect to any Tax (“Tax Returns”) that are required to be filed by or with respect to the Company on or before the Effective Time have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete, subject to Company’s right to amend such Tax Returns to correct any errors or oversights therein that would not have an adverse effect on MBI, (iii) all Taxes owed by the Company that are or have become due reflected on such returns and reports have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax subject to the right to amend set forth in the preceding sentence, (v) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects, (vi) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, (vii) no Tax Returns of the Company have been the subject of an audit, (viii) there is no claim against the Company for Taxes due and payable, and no assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened with respect to any Tax Return of or with respect to the Company, (ix) no claim has ever been made by a Taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction, (x) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company, (xi) the total amounts set up as liabilities for current and deferred Taxes in the Company Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company up to and through the periods covered thereby, (xii) the Company has not entered into any Tax allocation, sharing or indemnity agreement under which the Company could become liable to another Person as a result of the imposition of Tax upon such Person, or the assessment or collection of Tax, (xiii) except for liens for current Taxes not yet due and payable, no liens for Taxes exist upon the assets of any of the Company, and (xiv) the Company has not entered into any agreement or arrangement with any Taxing authority that requires the Company to take any action or to refrain from taking any action.

(b)          The Company is classified as a partnership for U.S. Federal income tax purposes.

4.19.         Environmental and Safety Laws. The Company is not in violation of any applicable statute, Law or Regulation relating to the environment or occupational health and safety, which violation would have a Company Material Adverse Effect, nor are any material expenditures required in order to comply with any such existing statute, Law or Regulation.

4.20.         Compliance with Laws; Permits. To the Company’s Knowledge, the Company is not in violation of any applicable statute, Regulation, order or restriction of any Governmental Entity in respect of the conduct of its business or the ownership of its properties, which violation would have a Company Material Adverse Effect. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Company Material Adverse Effect, and believes it can obtain without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4.21.         Unit Holder Status. To the knowledge of the Company, each holder of either Series A Preferred Units or Common Units as of the Effective Time will be an “accredited investor” as that term is defined in the Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MBI

MBI hereby represents and warrants to the Company that:

5.01.         Organization and Standing. MBI is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. MBI has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business. MBI is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a MBI Material Adverse Effect.

5.02.         Charter and Bylaws. MBI has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws, as amended or restated. MBI is not in violation of any of the provisions of its Certificate of Incorporation or any material provision of its Bylaws.

5.03.         Corporate Power. MBI have, and will have at the Closing Date, all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement. MBI has, and will have at the Closing Date, all requisite legal and corporate power and authority to issue the Merger Shares and pay the other Merger Consideration hereunder.

5.04.         Capitalization.

(a)          The authorized capital of MBI as of the Effective Time will consist of:

(i)          75,000,000 shares of MBI Common Stock, 11,061,000 shares of which will be issued and outstanding, excluding MBI Common Stock representing the Merger Consideration.

(ii)         MBI has reserved 1,500,000 shares of MBI Common Stock for issuance to officers, directors, employees, consultants and advisors of MBI pursuant to the MBI Stock Plan.

(b)          Except as described in this Section 5.04 or in Section 5.04(b) of the MBI Disclosure Letter, as of the date of this Agreement, no shares of capital stock or other equity securities of MBI are issued or outstanding or reserved for any purpose. Each of the outstanding shares of capital stock of MBI as of the date hereof is duly authorized, validly issued, and fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws of MBI, or any agreement to which MBI is a party or bound.

(c)          Except as set forth in Section 5.04(a)(ii) above or in Section 5.04(c) of the MBI Disclosure Letter, there are no outstanding securities, options, warrants or other rights (including registration rights), agreements or commitments of any character to which MBI is a party relating to the issued or unissued capital stock or other equity interests of MBI or obligating MBI to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of the capital stock or other equity interests of MBI, by sale, lease, license or otherwise. Except as set forth in Section 5.04(c) of the MBI Disclosure Letter, there are no voting trusts, proxies or other agreements or understandings to which MBI is a party or by which MBI is bound with respect to the voting of any shares of capital stock or equity interests of MBI. MBI has agreed to issue certain convertible promissory notes as set forth in Section 5.04(c) of the MBI Disclosure Letter.

5.05.         Authorization. All corporate action on the part of MBI, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the authorization, issuance and delivery of the Merger Shares and the performance of all of MBI’s obligations hereunder has been taken or will be taken prior to the Closing Date. This Agreement constitutes a valid and binding obligation of MBI, enforceable in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equitable principles and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Merger Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges described in MBI’s charter and the Merger Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof through no action of MBI; provided, however, that the Merger Shares will be subject to restrictions on transfer under state and/or federal securities laws. The issuance of the Merger Shares is not subject to any preemptive rights or rights of first refusal.

5.06.         No Conflict; Required Filings and Consents.

(a)          Assuming that the Approvals, filings and notifications described in Section 5.06(b) have been obtained or made, as the case may be, the execution and delivery of this Agreement by MBI does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of MBI, (ii) conflict with or violate any Laws applicable to MBI or by which any of its assets or properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of MBI pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MBI is a party or by or to which MBI or any of its assets or properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not reasonably be expected to have a MBI Material Adverse Effect.

(b)          The execution and delivery of this Agreement by MBI does not, and the consummation of the transactions contemplated hereby will not, require MBI to obtain any Approvals of or from, or to make any filing with or notification to, any Governmental Entity or third Person, except (i) as disclosed in Section 5.06(b) of the MBI Disclosure Letter, (ii) for applicable requirements, if any, of the Securities Act, “blue sky” Laws and the filing and recordation of appropriate merger documents as required by Delaware Law and Texas Law, and (iii) where the failure to obtain such Approvals, or to make such filings or notifications, would not have a MBI Material Adverse Effect.

5.07.         Financial Statements. MBI has delivered to the Company its audited balance sheet and statement of operations as of and for the nine-month period ended September 30, 2015 (the “MBI Audited Financial Statements”). The MBI Audited Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The MBI Audited Financial Statements accurately set out and describe the financial condition and operating results of MBI as of the dates, and during the periods, indicated therein.

5.08.         Title to Properties and Assets; Liens. MBI owns its properties and assets, free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair MBI’s ownership or use of such properties or assets. With respect to the properties and assets it leases, MBI, and to MBI’s Knowledge, the counterparty is in compliance with such leases and MBI holds a valid leasehold interest free of any liens, claims or encumbrances.

5.09.         Patents and Other Intangible Assets.

(a)          MBI owns or has the right or license to use all patents, trademarks, service marks, service names, trade names, trade secrets and copyrights used in the conduct of its business as now conducted, free and clear of all claims, mortgages, liens, loans, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair MBI’s ownership or use of such intellectual property rights. All of the material patents, trademarks, service marks and copyrights that MBI owns or has the right or license to use are listed or described in Section 5.09 of the MBI Disclosure Letter.

(b)          Except as set forth in Section 5.09 of the MBI Disclosure Letter, MBI has no actual knowledge, without any investigation, that MBI is infringing upon or misappropriating any valid intellectual property rights of any Person or entity (including without limitation, former employers of all current and former employees, consultants, officers, directors and stockholders of MBI). Without any special investigation for purposes of this Agreement, MBI, in its reasoned judgment, has determined that making, using or selling any products or methods set forth in Section 5.09 of the MBI Disclosure Letter will not constitute an infringement or misappropriation by MBI of the kind described in the preceding sentence.

(c)          Except as set forth in Section 5.09 of the MBI Disclosure Letter, MBI is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intellectual property right, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(d)          MBI has obtained from all employees and consultants of MBI an invention assignment and confidentiality agreement (or substantially similar agreement), copies of which were previously made available to the Company.

5.10.         Litigation. There are no actions, suits, proceedings or investigations pending or, to MBI’s Knowledge, threatened against MBI or its properties before any Governmental Entity. MBI is not subject to any continuing order, writ, injunction, consent decree or settlement agreement of, or similar written agreement with, or, to MBI’s Knowledge, continuing investigation by, any Court or Governmental Entity.

5.11.         Employees. To MBI’s Knowledge, no employee of MBI is in violation of any term of any employment contract, intellectual property disclosure agreement or any other contract or agreement relating to the relationship of such employee with MBI or any other party because of the nature of the business conducted or to be conducted by MBI. MBI is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any plan subject to Title IV of ERISA or any other plan to which MBI is required to contribute on behalf of its employees.

5.12.         Certain Transactions. Except as set forth in Section 5.12 of the MBI Disclosure Letter, MBI is not indebted, directly or indirectly, to any of its officers, directors or stockholders or to their respective spouses or children, in any amount whatsoever; none of said officers, directors or, to MBI’s Knowledge, stockholders, or any members of their immediate families, are indebted to MBI or have any direct or indirect ownership interest in any firm, corporation or entity with which MBI is affiliated or with which MBI has a business relationship, or any firm or corporation which competes with MBI except that officers, directors and/or stockholders of MBI may own less than 1% of the stock of publicly traded companies which may compete with MBI. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with MBI. MBI is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

5.13.         Private Placement. All securities issued by MBI prior to the date hereof have been issued in transactions exempt from registration under the Securities Act and all applicable state securities or “blue sky” Laws, and MBI has not violated the Securities Act or any applicable state securities or “blue sky” Laws in connection with the issuance of any such securities.

5.14.         Brokers or Finders; Other Offers. MBI has not incurred and will not incur, directly or indirectly, as a result of any action taken by MBI, any liability for brokerage or finders’ fees or agents’ commissions in connection with this Agreement.

5.15.         Environmental and Safety Laws. MBI is not in violation of any applicable statute, Law or Regulation relating to the environment or occupational health and safety, which violation would have a MBI Material Adverse Effect, nor are any material expenditures required in order to comply with any such existing statute, Law or Regulation.

5.16.         Compliance with Laws; Permits. MBI is not in violation of any applicable statute, Regulation, order or restriction of any Governmental Entity in respect of the conduct of its business or the ownership of its properties, which violation would have a MBI Material Adverse Effect. MBI has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a MBI Material Adverse Effect, and believes it can obtain without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. MBI is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.17.         Specific Tax Representations.

(a)          MBI has no plan or intention to reacquire any of the MBI Common Stock to be issued under or in connection with the Transactions;

(b)          MBI has no plans or intentions to sell or otherwise dispose of any of the assets of the Company, except for dispositions made in the ordinary course of business;

(c)          Following the transactions contemplated by this Agreement, MBI will use a significant portion of the assets of the Company in the business of MBI;

(d)          MBI does not own directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any Units or other equity of the Company;

(e)          MBI is not an investment company within the meaning of section 351(e) of the Code;

(f)          The MBI Common Stock to be issued in the transactions contemplated by the Agreement has the current right to vote in the election of corporate directors of MBI.

(g)          Other than the cash to be issued in lieu of fractional shares under Section 3.02(c) of this Agreement, the only consideration to be issued in exchange for the Units of the Company on the Closing Date will be MBI Common Stock;

(h)          MBI currently is and as of the Closing Date will be classified as a corporation for U.S Federal income tax purposes;

(i)          The Merger, and the merger of Annamed, LLC (“Annamed”) with and into MBI immediately prior to the Merger, will occur under the Plan in which the rights of the parties are defined.

(j)          The Merger, and the merger of Annamed with and into MBI immediately prior to the Merger, is planned to be substantially contemporaneous and occur on approximately the same date.

(k)          MBI will pay its own expenses, if any, incurred in connection with the Merger.

ARTICLE VI

COVENANTS

6.01.         Affirmative Covenants of MBI and the Company. Each of MBI and the Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other, it will:

(a)          operate its business in all material respects in the usual and ordinary course consistent with past practices;

(b)          use its reasonable best efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships and goodwill with its customers and suppliers;

(c)          maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

(d)          with respect to the Company, use its reasonable best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

6.02.         Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by MBI, from the date of this Agreement until the Effective Time, the Company will not do any of the foregoing:

(a)          (i) increase the compensation payable to or to become payable to any director, officer or employee; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) amend, or take any other actions with respect to, any employee benefit plan or the Company Stock Plan, except as contemplated by this Agreement;

(b)          declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests of the Company;

(c)          (i) except as expressly contemplated in this Agreement, redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or other equity interests or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests;

(d)          (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any units or shares of any class of its capital stock or other equity interests (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such units, shares or interests, or any rights, warrants or options to acquire any such units, shares or interests; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (iii) take any action to optionally accelerate the exercisability of any such rights, options or warrants;

(e)          acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any other Person or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

(f)          sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

(g)          release any third party from its obligations, or grant any consent, under any existing standstill provision under any confidentiality or other agreement, or fail to enforce any such agreement upon the request of MBI;

(h)          adopt or propose to adopt any amendments to its operating agreement or certificate of formation;

(i)          (i) change any of its methods of accounting in effect at September 30, 2015, except as required by Law or GAAP, or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(j)          incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, other than such obligations that are owed to MBI from time to time;

(k)          enter into any arrangement, agreement or contract with any third Person which provides for an exclusive arrangement with that third Person or is substantially more restrictive on Company or substantially less advantageous to the Company than arrangements, agreements or contracts existing on the date hereof;

(l)          enter into, renew, amend or waive in any material manner, or terminate or give notice of a proposed renewal or material amendment, waiver or termination of, any contract, arrangement or agreement to which the Company is a party;

(m)          take or cause to be taken any action that could reasonably be expected to materially delay, or materially and adversely affect, the consummation of the transactions contemplated hereby;

(n)          enter into or amend in any material manner any contract, agreement or commitment with any officer, director, employee or stockholder of the Company or with any affiliate or associate of any of the foregoing;

(o)          pay, satisfy, discharge or settle any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than pursuant to mandatory terms of any contract in effect on the date hereof, involving payments by the Company in excess of $1,000 individually or in the aggregate;

(p)          make any loans, advances or capital contributions to, or investments in any Person;

(q)          enter into any new line of business;

(r)          make any capital expenditures in excess of $1,000 individually or in the aggregate; or

(s)          agree in writing or otherwise to do any of the foregoing.

6.03.         Negative Covenants of MBI. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, MBI will not do any of the following:

(a)          declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests of MBI;

(b)          sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

(c)          take or cause to be taken any action that could reasonably be expected to materially delay, or materially and adversely affect, the consummation of the transactions contemplated hereby;

(d)          undertake any action or make any election that would deprive the ability of the Merger to qualify as a corporate organization under section 351 of the Code, or

(e)          agree in writing or otherwise to do any of the foregoing.

6.04.         No Solicitation.

(a)          From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, the Company agrees that it will not, and will not authorize or permit any of its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (“Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries regarding or the making or implementation of any Acquisition Proposal, (ii) engage in any discussions or negotiations with, or provide any information or data to, any Person relating to or that may reasonably be expected to lead to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend any Acquisition Proposal or (iv) enter into any agreement, arrangement or understanding contemplating or relating to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

(b)          Notwithstanding anything in this Agreement to the contrary, with respect to any bona fide written Acquisition Proposal made after the date of this Agreement and not withdrawn which was not solicited, encouraged or facilitated after the date of this Agreement in breach of and did not otherwise result from a breach of this Section 6.04, the Company or its Board of Directors may (i) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act, provided that such compliance shall not include any recommendation of such Acquisition Proposal except upon compliance with the provisions of the following clause (ii) or (ii) prior to obtaining the Required Company Vote, (A) furnish information to, and negotiate or otherwise engage in discussions with, any Person who has delivered such Acquisition Proposal provided that no information may be furnished until the Company obtains a confidentiality agreement from such Person with terms no less favorable to the Company than those contained in the Confidentiality Agreement and the Company shall not commence negotiations or discussions with or provide information to, any such Person until 72 hours after the Company shall have advised MBI of its intention to take any such actions or (B) recommend such Acquisition Proposal to its stockholders but only at a time that is after the fifth business day following the later of (1) MBI’s receipt of written notice that the Company’s Board of Directors has made the determination required by clauses (x) and (y) below and is prepared to recommend such Acquisition Proposal and (2) the date MBI is provided a copy of (and an accurate description of all material terms not covered thereby) such Acquisition Proposal, if and only to the extent that, in the case of the actions referred to in clauses (A) and (B) above, prior to taking any such action (x) the Board of Directors of the Company determines in good faith by affirmative vote of a majority of all of its members, after consultation with its outside legal counsel, that such Acquisition Proposal is a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by MBI in response to such Acquisition Proposal) and (y) the Board of Directors of the Company determines in good faith by affirmative vote of a majority of all of its members on the basis of the advice of its outside legal counsel that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to its stockholders under applicable Law. Nothing in this Section 6.04 will permit the Company to terminate this Agreement except as specifically provided in Article IX hereof or effect any other obligation of the Company under this Agreement.

(c)          From and after the date of this Agreement, the Company shall as promptly as possible after receipt (and in any event within 24 hours) notify MBI in writing of any inquiries, proposals or offers, or any discussions or negotiations sought to be initiated or continued with, it or its Representatives relating to, constituting or which could reasonably be expected to lead to an Acquisition Proposal or any request for information relating to the Company contemplating, relating to or which could reasonably be expected to lead to any Acquisition Proposal. Such notice will include the name of such Person and the material terms and conditions of any proposal, inquiry, offer or request, and the Company will as soon as possible provide such other details of the Acquisition Proposal, inquiry, offer or request as MBI may reasonably request. The Company will keep MBI fully informed on a prompt basis (and in any event within 24 hours) of the status and terms, including any material changes or adjustments made to or proposed to be made to the terms, of any such inquiry, proposal, offer or request. If the Company or its Representatives receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal and the Company is permitted, as contemplated under Section 6.04(b), to provide such Person with information, the Company will provide to MBI a copy of the confidentiality agreement with such Person promptly upon its execution and provide to MBI a list of, and copies of, the information provided to such Person concurrently with delivery to such Person and immediately provide MBI with access to all information to which such Person was provided access.

(d)          The Company will immediately cease and cause to be terminated all existing activities, discussions or negotiations by it and the other Persons referred to in Section 6.04(a) with any Person other than MBI conducted heretofore with respect to any Acquisition Proposal. The Company also agrees, if it has not already done so, to promptly request each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date hereof in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or its Subsidiaries and take commercially reasonable actions necessary to enforce the provisions of any continuing confidentiality, standstill or similar agreement. The Company will take such action as is necessary to inform promptly the Persons referred to in Section 6.04(a) of the provisions of this Section 6.04 and will be responsible for any breach of this Section 6.04 by such Persons.

6.05.         Notices of Certain Events; Consultation.

(a)          The Company shall as promptly as reasonably practicable notify MBI of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, or to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.08 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it has Knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(b)          MBI shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication of which MBI has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which MBI has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

6.06.         Access and Information.

(a)          Each of MBI and the Company shall (i) afford to the other party and such other party’s Representatives reasonable access at reasonable times, upon reasonable prior notice, to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof and (ii) furnish promptly to the other party and its Representatives such information concerning its business, properties, contracts, records and personnel (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by such other party.

(b)          Notwithstanding the foregoing provisions of this Section 6.06, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by Law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

(c)          The information received pursuant to Section 6.06(a) that is non-public shall be deemed to be confidential information for purposes of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01.         Meetings of Stockholders.

(a)          As promptly as practicable after the execution of this Agreement, MBI and the Company shall prepare an information statement (the “Information Statement”) containing such information regarding the Merger, the transactions contemplated by this Agreement and the issuance of the Merger Shares as necessary to satisfy the requirements of Rule 502 of Regulation D under the Securities Act. The information supplied by the Company and MBI for inclusion in the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or MBI, or any of their respective officers or directors, should be discovered by the Company or MBI that should be set forth in a supplement to the Information Statement, the Company or MBI, as the case may be, shall promptly inform the other party thereof in writing.

(b)          The Company will, as promptly as possible after the date of this Agreement, take all actions necessary in accordance with state and federal securities Laws, Texas Law and its Certificate of Formation and Company LLC Agreement to either (i) call, give notice of, convene and hold a meeting of the Company’s Unitholders to be held on the earliest possible date or (ii) prepare and distribute a written consent of Unitholders in lieu of a meeting of the Company’s Unitholders, in either case to consider and vote on approval of this Agreement and the Merger (the “Company Unitholders’ Meeting”), and the Company will consult with MBI in connection therewith. Subject to Section 7.01(b), the Board of Directors of the Company will recommend to the Unitholders of the Company the approval of this Agreement and the Merger and the Company will use its reasonable best efforts to solicit from the Unitholders of the Company proxies or consents in favor of the approval of this Agreement and the Merger and to secure the Required Company Vote. The Company will, in connection with the delivery of notice of the Company Unitholders’ Meeting, deliver the Information Statement to its Unitholders entitled to notice of and to vote at the Company Unitholders’ Meeting. Subject to the foregoing and Sections 7.01(c), as applicable, the Information Statement shall include the recommendation of the Company’s Board of Directors in favor of approval of the Merger and adoption and approval of this Agreement and the recommendation of MBI’s Board of Directors in favor of approval of the Merger and adoption and approval of this Agreement and the issuance of the Merger Shares pursuant to the Merger.

(c)          The Board of Directors of the Company shall be permitted to withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the Merger to its stockholders (“Change of Recommendation”), but only at a time that is after the fifth business day following the Change of Recommendation Notice Date (as defined below), if all of the following conditions are met: (i) a bona fide Acquisition Proposal shall have been made and not withdrawn which was not solicited, encouraged or facilitated after the date of this Agreement in breach of and did not otherwise result from a breach of Section 6.04, (ii) the Board of Directors of the Company determines in good faith by affirmative vote of a majority of all of its members, after consultation with its outside legal counsel, that such Acquisition Proposal is a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by MBI in response to such Acquisition Proposal) and (iii) the Board of Directors of the Company determines in good faith by affirmative vote of a majority of all of its members on the basis of advice of its outside legal counsel that such Change of Recommendation is necessary for the Board of Directors of the Company to comply with its fiduciary duties to its stockholders under Texas Law. The “Change of Recommendation Notice Date” shall be the later to occur of (1) MBI’s receipt of written notice that the Company’s Board of Directors has made the determination required by clauses (ii) and (iii) above and is prepared to effect a Change of Recommendation and the manner in which it intends to do so and (2) the date MBI is provided a copy of (and an accurate description of all material terms not covered thereby) the Acquisition Proposal described in the immediately preceding sentence.

(d)          Unless this Agreement is terminated in accordance with Article IX, the obligation of the Company to convene and hold the Company Unitholders’ Meeting will not be limited or otherwise effected by any Change of Recommendation. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the immediately preceding sentence will not be effected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or interest in an Acquisition Proposal or any Change of Recommendation. The Company’s Board of Directors will not, in connection with any Change of Recommendation, take any action to withdraw the approval of the Board of Directors of the Company of this Agreement or the Merger.

(e)          MBI will, as promptly as possible after the date of this Agreement, take all actions necessary in accordance with federal securities laws, Delaware Law and its charter and bylaws to either (i) call, give notice of, convene and hold a meeting of MBI’s stockholders to be held on the earliest possible date determined in consultation with the Company or (ii) prepare and distribute a written consent of stockholders in lieu thereof, in either case to consider and vote on approval of this Agreement and the Merger (the “MBI Stockholders’ Meeting”).

7.02.         Appropriate Action; Consents; Filings.

(a)          The Company and MBI shall each use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or make any filings with or notifications or submissions to any Governmental Entity (other than described in the following clause (iii)) required to be made by the Company or MBI in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger, required under (A) the Securities Act and any other applicable federal or state securities Laws, and (B) any other applicable Law; provided that the Company and MBI shall cooperate with each other in connection with the making of all such filings and submissions. Each of the Company and MBI, upon request, shall furnish to the other and to any Governmental Entity all information concerning itself and its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary, advisable or required for any application or other filing or submission to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b)          The Company and MBI agree to cooperate with respect to and agree to use their reasonable best efforts to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Court or other Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement.

(c)

(i)          (i)          Each of the Company and MBI shall give any notices to third Persons, and use their reasonable best efforts to obtain any third Persons consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Company Material Adverse Effect or a MBI Material Adverse Effect from occurring after the Effective Time.

(ii)         In the event that any party shall fail to obtain any third Person consent described in subsection (c)(i) above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and MBI and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(d)          Nothing in this Agreement shall require MBI to agree to, or permit the Company to agree to, the imposition of conditions, the payment of any amounts or any requirement of divestiture to obtain any Approval, and in no event shall any party take, or be required to take, any action that would or could reasonably be expected to have a Company Material Adverse Effect or a MBI Material Adverse Effect.

(e)          Each of the Company and MBI shall promptly notify the other of (i) any material change in its current or future business, financial condition or results of operations, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Court or Governmental Entities with respect to the transactions contemplated hereby or its business, (iii) the institution or the threat of material litigation involving it, or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, “material litigation” means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the Company Disclosure Letter pursuant to Section 4.08 or the MBI Disclosure Letter pursuant to Section 5.08, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs to the Company might reasonably be expected to exceed $50,000 over the life of the matter.

7.03.         Tax Treatment. The parties hereto intend that the Merger shall qualify as a corporate organization within the meaning of Section 351(a) of the Code and that this Agreement shall constitute part of the a “plan to reorganize” MBI for the purposes of Section 351 of the Code and the Treasury Regulations promulgated thereunder. Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and shall not take, and shall use its reasonable best efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a corporate organization under the provisions of Section 351(a) of the Code.

7.04.         Public Announcements. MBI shall be responsible for issuing any press release or otherwise making any public statements with respect to the Merger.

7.05.         Employees. MBI shall have the right, but not the obligation, to make offers of employment and enter into employment or consulting arrangements with any employee or consultant of the Company. Any such employment or consulting arrangement shall be effective at the Effective Time. MBI is also expressly authorized to offer awards under the MBI Stock Plan to officers, directors, employees, agent and consultants of the Company in MBI’s sole and absolute discretion.

7.06.         Indemnification.

(a)          For a period of six years after the Effective Time, MBI agrees that it will indemnify and hold harmless each present and former director and/or officer of the Company and such other Persons whom the Company would have had the power to indemnify under Section 145 of Delaware Law, determined as of immediately prior to the Effective Time (the “Indemnified Parties”), that is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to the Effective Time (a “Claim”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law or the charter or bylaws of the Company, including provisions therein relating to the advancement of expenses incurred in the defense of any Claim.

(b)          The provisions of this Section 7.06 are intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person.

ARTICLE VIII

CONDITIONS

8.01.         Conditions to Obligations of Each Party. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby.

(b)          Government Consents. The applicable waiting period under any Approvals of any Governmental Entity the failure to obtain would constitute a criminal offense, or individually or in the aggregate would be reasonably expected to have a Company Material Adverse Effect or a MBI Material Adverse Effect after the Effective Time, shall have been obtained.

(c)          Effective Date of Registration Statement. The effectiveness of the Form S-1 registration statement of MBI related to its initial public offering of MBI securities. For the avoidance of doubt, the parties intend to effect the Merger immediately prior to the effective time of the foregoing registration statement such that as of the effective time of the registration statement the Merger shall have been completed.

8.02.         Additional Conditions to Obligations of MBI. The obligations of MBI to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any Company Material Adverse Effect or other materiality qualifications), except for the representations and warranties contained in Sections 4.01, 4.02, 4.03, 4.04 and 4.05, shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the representations and warranties of the Company set forth in Sections 4.01, 4.02, 4.03, 4.04 and 4.05 of this Agreement shall be true and correct in all respects on the date of this Agreement and on the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects as of such specified date).

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.

(d)          Compliance Certificate. MBI shall have received a certificate of the Chief Executive Officer of the Company, dated the Closing Date, confirming that the conditions in Sections 8.02(a), (b) and (c) have been satisfied.

(e)          No Pending Action. There shall not be any action taken, any Law, Regulation or order enacted (whether temporary, preliminary or permanent), issued, promulgated, enforced, entered or deemed applicable by any Governmental Entity or pending or threatened any Action by any Governmental Entity or other Person, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, (ii) seeking to obtain material damages in connection with the transactions contemplated by this Agreement or (iii) imposing any condition or restriction that in the judgment of MBI, acting reasonably, would be materially burdensome to the future operations or business of MBI or the Surviving Corporation after the Effective Time.

(f)          Consent, Waiver and Investment Agreement. Company Unitholders representing the Required Company Vote shall have executed and delivered a Consent, Waiver and Investment Agreement in form and substance satisfactory to the Company and MBI.

(g)          Unitholder Approval. This Agreement and the Merger shall have been approved and adopted by the Required Company Vote.

8.03.         Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. Each of the representations and warranties of MBI contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any MBI Material Adverse Effect or other materiality qualification), except for the representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.04 and 5.05, shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a MBI Material Adverse Effect. Each of the representations and warranties of MBI set forth in Sections 5.01, 5.02, 5.03, 5.04 and 5.05 of this Agreement shall be true and correct in all respects on the date of this Agreement and on the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects as of such specified date).

(b)          Agreements and Covenants. MBI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          No Material Adverse Effect. No MBI Material Adverse Effect shall have occurred since the date hereof and be continuing.

(d)          Compliance Certificate. The Company shall have received a certificate of the President of MBI, dated the Closing Date, confirming that the conditions in Sections 8.03(a), (b) and (c) have been satisfied.

(e)          Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by stockholders of MBI.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01.         Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company or MBI of the Merger:

(a)          by mutual written consent of the Company and MBI;

(b)          by MBI, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case only if the conditions set forth in Section 8.02(a), (b) or (c) of this Agreement, as the case may be, would be incapable of being satisfied; provided, that such breach or untruth has not been cured within 30 days following the earlier of receipt by MBI of written notice of such breach or untruth from the Company or receipt by the Company of written notice of such breach or untruth from MBI;

(c)          by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of MBI set forth in this Agreement, or if any representation or warranty of MBI shall have become untrue, in either case only if the conditions set forth in Section 8.03(a), (b) or (c) of this Agreement, as the case may be, would be incapable of being satisfied; provided, that such breach or untruth has not been cured within 30 days following the earlier of receipt by the Company of written notice of such breach or untruth from MBI or receipt by MBI of written notice of such breach or untruth from the Company;

(d)          by either MBI or the Company, if there shall be any Law, order, injunction or decree which is final and nonappealable preventing the consummation of the Merger;

(e)          by either MBI or the Company, if the Merger shall not have been consummated before the 45th day after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to any party whose failure or whose affiliates’ failure to perform any material covenant, agreement or obligation hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(f)          by either MBI or the Company if this Agreement and the Merger shall not be adopted and approved by the Required Company Vote;

(g)          by either MBI or the Company if this Agreement and the Merger shall not be adopted and approved by the requisite vote of the stockholders of MBI;

(h)          by MBI, if the Board of Directors of the Company (A) shall fail to recommend or shall withdraw, modify or change in any manner adverse to MBI its approval or recommendation of this Agreement and the Merger, (B) shall approve, recommend or publicly announce its intention to enter into any Acquisition Proposal, (C) shall have breached any of its obligations under Section 6.04, (D) shall fail to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from MBI, (E) shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the Board of Directors of the Company recommends rejection of any tender or exchange offer relating to its securities that has been commenced by a Person unaffiliated with MBI within ten business days after such tender or exchange offer is first published, sent or given, (F) shall exempt any Person other than MBI from the ability to acquire or vote shares or (G) shall resolve to take any of the actions specified in clause (A), (B) or (F) of this Section 9.01(h); or

(i)          by the Company, if the Board of Directors of the Company shall have made a Change of Recommendation in accordance with Section 7.01(b).

9.02.         Effect of Termination. Except as provided in Section 9.05 or Section 10.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability on the part of MBI or the Company or their respective officers, directors, or stockholders and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for any willful breach of such party’s representations or warranties contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement.

9.03.         Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Unitholders of the Company, no amendment, which under applicable Law may not be made without the approval of the Unitholders of the Company, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.04.         Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.05.         Fees, Expenses and Other Payments.

(a)          Except as provided in Section 9.02 of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such expenses whether or not the Merger is consummated.

ARTICLE X

GENERAL PROVISIONS

10.01.         Effectiveness of Representations, Warranties and Agreements.

(a)          Except as set forth in Section 10.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

(b)          The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article IX. This Section 10.01(b) shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

10.02.         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the e-mail address specified below:

(a)   If to MBI, to:

Moleculin Biotech, Inc.

1973 West Clay

Houston, Texas 77019

Attention: Louis Ploth

E-mail: lploth@moleculin.com

with a copy to (which copy shall not constitute notice hereunder):

Schiff Hardin LLP

901 K Street NW

Suite 700

Washington, DC 20001

Attention: Cavas Pavri

Email: cpavri@schiffhardin.com

(b)  If to the Company:

Moleculin, LLC

1973 West Clay

Houston Texas 77019

Attention: Lori Bisson

Email: lbisson@moleculin.com

with a copy to (which copy shall not constitute notice hereunder):

Seyfarth Shaw LLP

700 Milam, Suite 1400

Houston, Texas 77002

Attention: Paul Pryzant

Email: ppryzant@seyfarth.com

10.03.         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

10.04.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.05.         Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Letter and the MBI Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof. The Company agrees that nothing contained in this Agreement, or the transactions contemplated hereby or thereby, shall be deemed to violate the Confidentiality Agreement.

10.06.         Assignment. This Agreement shall not be assigned by any party prior to the Effective Time by operation of Law or otherwise.

10.07.         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.08.         Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

10.09.         Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

10.10.         Governing Law; Consent Jurisdiction; Venue.

(a)          This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law.

(b)          Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Texas and to the jurisdiction of the United States District Court for the Southern District of Texas, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Texas state or federal court sitting in the Harris County, Texas. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)          Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10.10 shall affect the right of any party hereto to service legal process in any other manner permitted by Law.

10.11.         Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.12.         Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

*     *     *    *    *

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MOLECULIN BIOTECH, INC.

By:
Name: Louis Ploth
Title: President and Chief Financial Officer

MOLECULIN LLC

By:
Name: Walter Klemp
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Definitions

“Acquisition Proposal” means any contract, proposal, offer or other indication of interest (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, amalgamation, arrangement, share exchange, take-over bid, tender offer, recapitalization, consolidation or other business combination directly or indirectly involving the Company, (b) any acquisition of any business that constitutes 25% or more of the Company’s net revenues, net income or stockholders’ equity, or assets representing 25% of the book value of the assets of the Company (or any license, lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in each case in a single transaction or a series of related transactions, (c) any acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 25% or more of the capital stock of the Company, or (d) any public announcement of an intention to, do any of the foregoing;

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

“Annamed” has the meaning given such term in Section 5.17(i).

“Approvals” means any consent, license, permit, approval, waiver, authorization or order;

a person shall be deemed a “beneficial owner” of or to have “beneficial ownership” of capital stock in accordance with the interpretation of the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, capital stock that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

“business day” means any day other than a day on which banks in the State of Texas are authorized or obligated to be closed;

“Certificates” shall have the meaning set forth in Section 3.01(e);

“Change of Recommendation” shall have the meaning set forth in Section 7.01(c);

“Change of Recommendation Notice Date” shall have the meaning set forth in Section 7.01(c);

“Claim” shall have the meaning set forth in Section 7.08;

“Closing” shall have the meaning set forth in Section 2.02;

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“Closing Date” shall have the meaning set forth in Section 2.02;

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

“Common Units” shall mean all of the Units designated as Common Units of the Company;

“Company Disclosure Letter” shall mean a letter of even date herewith delivered by the Company to MBI prior to the execution of the Agreement and certified by a duly authorized officer of the Company, which identifies exceptions to the Company’s representations and warranties contained in Article IV by specific Section and subsection references;

“Company Financial Statements” shall have the meaning set forth in Section 4.07;

“Company Material Adverse Effect” shall mean any change, effect, event, circumstance or occurrence with respect to the business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of the Company, that is, or could be, material and adverse to the current or future business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of the Company or could prevent or materially delay or impair the Company’s ability to perform its obligations under this Agreement;

“Company Unitholders” or “Unitholders” means the holders of the Series A Preferred Units and Common Units of the Company;

“Company Unitholders’ Meeting” shall have the meaning set forth in Section 7.01(b);

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

“Court” shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice;

“Delaware Law” shall mean the General Corporation Law of the State of Delaware;

“Effective Time” shall have the meaning set forth in Section 2.02;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the Regulations promulgated thereunder;

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder;

“Existing IP Assets” shall have the meaning set forth in Section 3.04(a).

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“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time;

“Governmental Entity” shall mean any governmental agency or authority (including a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers;

“Indemnified Parties” shall have the meaning set forth in Section 7.08;

“Information Statement” shall have the meaning set forth in Section 7.01(a);

“Knowledge” means the actual knowledge of any officer or director of a Person after reasonable inquiry of the management personnel employed by such Person;

“Law” shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction;

“Merger” shall have the meaning set forth in Section 2.01;

“Merger Consideration” shall have the meaning set forth in Section 3.01(d);

“Merger Shares” shall have the meaning set forth in Section 3.01(d);

“MBI Audited Financial Statements” shall have the meaning set forth in Section 5.07;

“MBI Common Stock” shall mean the common stock, par value $0.001 per share, of MBI;

“MBI Disclosure Letter” shall mean a letter of even date herewith delivered by MBI to the Company prior to the execution of the Agreement and certified by a duly authorized officer of MBI, which identifies exceptions to MBI’s representations and warranties contained in Article V by specific Section and subsection references;

“MBI Financial Statements” shall have the meaning set forth in Section 5.07;

“MBI Material Adverse Effect” shall mean any change, effect, event, circumstance or occurrence with respect to the business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of MBI, that is, or could be, material and adverse to the current or future business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of MBI or could prevent or materially delay or impair MBI’s ability to perform its obligations under this Agreement;

“MBI Options” shall have the meaning set forth in Section 5.04(a)(iii);

“MBI Stock Plan” shall mean the Moleculin Biotech, Inc. Long-Term Incentive Plan to be duly adopted by the Board of Directors and approved by MBI’s stockholders prior to the Closing Date;

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“MBI Stockholders’ Meeting” shall have the meaning set forth in Section 7.01(e);

“MBI Unaudited Financial Statements” shall have the meaning set forth in Section 5.07;

“Person” means an individual, corporation, partnership, limited liability company, joint stock company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

“Plan” shall mean the Plan of Reorganization of MBI adopted by MBI prior to the date of this Agreement under which the Company plans to merge with and into MBI pursuant to the Merger under this Agreement, and Annamed will merge with and into MBI pursuant to a merger and a separate merger agreement, in each case in exchange for MBI Common Stock except to the extent cash is issued by MBI to compensate the Unitholders of the Company and Annamed for fractional units payable to such Unitholders.

“Regulation” shall mean any rule or regulation of any Governmental Entity having the effect of Law or of any rule or regulation of any self-regulatory organization;

“Representatives” shall have the meaning set forth in Section 6.04;

“MD Anderson” shall mean the University of Texas M.D. Anderson Cancer Center;

“Required Company Vote” shall mean the (i) affirmative vote of the holders of at least a majority of the issued and outstanding Series A Preferred Units and Common Units, voting together, to approve this Agreement and the Merger, and (ii) the affirmative vote of the holders of a majority of the issued and outstanding Series A Preferred Units, voting together as a separate class.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder;

“subsidiary” or “subsidiaries” of any Person, means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective subsidiaries or by such party and any one or more of its respective subsidiaries;

“Superior Proposal” means any bona fide written proposal by a third Person directly or indirectly, to acquire businesses representing more than 50% of the Company’s net revenues, net income or stockholders’ equity, or assets representing more than 50% of the Company’s total assets, or more than 50% of the Company’s capital stock, whether by way of merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, sale of assets or otherwise, and that in the good faith determination by affirmative vote of a majority of all of the members of the Board of Directors of the Company (after consultation with and receipt of an opinion from its outside legal counsel) after taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, (a) is reasonably capable of being completed without undue delay, (b) is not subject to any financing contingency and (c) would, if consummated in accordance with its terms, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger;

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“Surviving Corporation” shall have the meaning set forth in Section 2.01;

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (A) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (B) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (C) interest, penalties and additions to Tax imposed with respect thereto;

“Tax Items” shall have the meaning set forth in Section 4.19; and

“Tax Returns” shall have the meaning set forth in Section 4.19.

“Texas Law” shall mean the Texas Business Organizations Code.

“Units” shall collectively mean the Common Units and Series A Preferred Units of the Company.

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